UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 7, 2004

Dominion Resources, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	1-8489	54-1229715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia	232219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On September 7, 2004, Dominion Resources, Inc. (Dominion) entered into a forward sale agreement (the Forward Sale Agreement) with Merrill Lynch International (“MLI”), as forward purchaser, relating to 10,000,000 shares of Dominion’s common stock. In connection with the Forward Sale Agreement, MLI borrowed an equal number of shares of Dominion’s common stock from stock lenders (the Borrowed Shares) and, at Dominion’s request, sold the Borrowed Shares at a price of $65.12 per share to J.P. Morgan Securities Inc. (“JPMorgan”) under a Purchase Agreement, dated September 7, 2004 (the Purchase Agreement), among Dominion, MLI and JPMorgan. JPMorgan is offering the Borrowed Shares to the public at a price of $65.20 per share.

Dominion will not initially receive any proceeds from the sale of the Borrowed Shares. Dominion may elect to settle the Forward Sale Agreement by means of a physical stock, cash or net stock settlement. If Dominion elects to settle all of the shares subject to the Forward Sale Agreement with stock, it will receive aggregate proceeds of approximately $644 million, based on maturity forward prices of $64.62 per share for the 2,000,000 shares included in the first tranche and $64.34 per share for the 8,000,000 shares included in the second tranche. The first tranche must settle by December 20, 2004, and the second tranche must settle by May 17, 2005. Dominion may elect to settle all or part of either tranche earlier, at different settlement prices as provided in the Forward Sale Agreement.

Under certain circumstances, MLI may require Dominion to settle the Forward Sale Agreement on a date specified by it or by physical delivery of shares.

If Dominion elects to settle on a cash or net stock basis, the settlement amount will be equal to the agreed settlement price for the applicable tranche minus the average price of the shares (plus $.02 per share) purchased by MLI in order to close out its trading activities multiplied by the number of shares being settled. If the settlement amount is positive, MLI would, in the case of a cash settlement, pay that amount, or, in the case of a net stock settlement, deliver a number of shares to Dominion having a fair market value equal to that amount. If the settlement amount is negative, Dominion would, in the case of a cash settlement, pay the absolute value of that amount, or, in the case of a net stock settlement, deliver a number of shares to MLI having a fair market value equal to the absolute value of that amount.

JP Morgan has been granted an over-allotment option under the Purchase Agreement to purchase an additional 1,000,000 shares. The number of shares included in each tranche under the Forward Sale Agreement would be increased proportionately to cover any exercise of the over-allotment option.

Dominion may not be required to deliver more than 10,000,000 shares (subject to increase to 11,000,000 shares if the over-allotment option is exercised) under the Forward Sale Agreement.

The obligations of MLI under the Forward Sale Agreement are being guaranteed by Merrill Lynch & Co., Inc.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibits
1	Purchase Agreement, dated September 7, 2004, between Dominion, J.P. Morgan Securities Inc. and Merrill Lynch International.
10	Forward Sale Agreement, dated September 7, 2004, between Dominion and Merrill Lynch International

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ G. Scott Hetzer
G. Scott Hetzer Senior Vice President and Treasurer

Date: September 10, 2004